UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2018

FTD Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35901	32-0255852
(State or Other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3113 Woodcreek Drive Downers Grove, Illinois 60515 (Address of Principal Executive Offices) (ZIP Code)

Telephone: (630) 719-7800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 26, 2018, the compensation committee (the “Committee”) of the board of directors (the “Board”) of FTD Companies, Inc. (the “Company”) adopted the FTD Companies, Inc. 2018 Management Bonus Plan (the “Bonus Plan”). The Bonus Plan is an incentive program under the incentive bonus program and the stock issuance program of the Company’s stockholder-approved Third Amended and Restated 2013 Incentive Compensation Plan (as last amended and restated as of June 6, 2017, the “2013 ICP”).
The Committee has the discretion to determine the portion of the bonus awards to be paid in cash and the portion to be paid in common stock of the Company, which common stock would be issued directly as vested shares under the stock issuance program of the 2013 ICP.
For each participant, bonus awards are tied to corporate performance goals based on the Company’s revenue and net income/loss before net interest expense, provision for/benefit from income taxes, depreciation, amortization, stock-based compensation, litigation and dispute settlement charges and gains, transaction related costs, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets (“adjusted EBITDA”) for the 2018 fiscal year. These corporate goals may relate to the Company’s consolidated revenue and adjusted EBITDA, provided that the relevant consolidated goals are weighted equally at target.
In addition, for all participants other than the president and chief executive officer of the Company, a portion of the bonus awards is tied to achievement of Company key operating metrics approved by the Board, all of which will be weighted equally, and achievement of such participant’s approved individual goals for the 2018 fiscal year.
Two-thirds of the potential bonus award for the president and chief executive officer of the Company is based on consolidated corporate financial goals, with one-third based on the achievement of specific corporate objectives relating to Company initiatives regarding holiday performance, supply chain efficiency, the FTD florist network and shareholder engagement, each with a specified weighting. For all other participants, forty percent (40%) of the participant’s potential bonus award is based on consolidated corporate goals, forty percent (40%) of the participant’s potential bonus award is based on Company key operating metrics and twenty percent (20%) of the participant’s potential bonus award is based on individual goals.
Up to eleven potential levels of goal attainment from threshold to maximum have been established for the applicable revenue and adjusted EBITDA goals. For each specified level of attainment, there is a specific dollar amount individually allocated to each participant based on a certain percentage of his or her total base salary for the fiscal year. As to each of the key operating metric goals, a dollar amount will be allocated to each participant based on a certain percentage of his or her total base salary for the fiscal year determined with reference to the weighted level of total achievement of such key operating metric goal.
The actual amount of the bonus award will be based on the actual levels at which the applicable goals are in fact attained. If there is not at least threshold attainment of each applicable goal, then no bonus award will be earned with respect to that particular performance metric. In addition, if consolidated adjusted EBITDA for the 2018 fiscal year is more than 10% below target, no payouts will be made under the Bonus Plan regardless of performance as to any other performance metric. Notwithstanding the foregoing, the Committee may adjust the actual amount of a participant’s bonus award if it determines that it is in the best interests of the Company to do so.
In order to receive their bonuses, participants generally will be required to continue in the Company’s employ through the last business day of 2018. However, a pro-rated bonus payout based on actual attained levels of performance will be provided to any participant whose employment terminates before such date by reason of death or disability, and such amount will be paid entirely in cash. A pro-rated bonus payout based on actual attained levels of performance also may be provided to any participant who was on a leave of absence during a portion of the 2018 fiscal year. The Bonus Plan imposes a limit of $2.0 million on the maximum bonus amount payable to any participant for the 2018 fiscal year.

The following chart identifies the Company’s principal executive officer, principal financial officer and current named executive officers, each of whom has been selected as a participant in the Bonus Plan, and the target and maximum bonus amounts payable to each of them, based on their current salary, if the applicable performance goals are each attained at the target or maximum level, respectively:

Named Executive Officer (Title)	Target Bonus Amount	Maximum Bonus Amount
John C. Walden President and Chief Executive Officer	$1,500,000	$1,500,000

Steven Barnhart Executive Vice President and Chief Financial Officer	$475,000	$570,000

Scott D. Levin Executive Vice President, General Counsel and Secretary	$405,460	$486,552

Tom D. Moeller Executive Vice President, Florist Division	$418,843	$502,612

The foregoing description of the material terms of the Bonus Plan does not purport to be a complete description of the Bonus Plan and is qualified in its entirety by reference to the Bonus Plan, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending March 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTD COMPANIES, INC.
Dated: February 28, 2018	By:	/s/ Scott Levin
		Name:	Scott Levin
		Title:	Executive Vice President, General Counsel and Secretary